Exhibit 10.11

ENCORE CAPITAL GROUP, INC.

RESTRICTED STOCK UNIT GRANT NOTICE

(2013 INCENTIVE COMPENSATION PLAN)

Encore Capital Group, Inc. (the “Company”) pursuant to its 2013 Incentive Compensation Plan (as amended, the “Plan”), hereby awards to Participant a Restricted Stock Unit award for the number of shares of the Company’s Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Agreement and the Plan, both of which are attached hereto as Attachments I and II, respectively, and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Restricted Stock Unit Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant: Date of Grant: Vesting Commencement Date: Number of Shares Subject to Award: Consideration:	[name] [date] See Vesting Schedule below [number] Participant’s Services

Vesting Schedule: Issuance Schedule:	The shares underlying the Award shall vest immediately upon grant. The shares will be issued in accordance with the issuance schedule set forth in Section 6 of the Restricted Stock Unit Agreement

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Agreement and the Plan set forth the entire understanding between Pal1icipant and the Company regarding the Award and supersede all prior oral and written agreements on that subject.

Participant further agrees that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Participant by e-mail.

ENCORE CAPITAL GROUP, INC.:		PARTICIPANT:

By:
	[name]	[name]

Title:		Date:

Date:

ATTACHMENTS: Restricted Stock Unit Agreement, 2013 Incentive Compensation Plan

ATTACHMENT I

ENCORE CAPITAL GROUP, INC.

2013 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT – NON-EMPLOYEE DIRECTOR

Pursuant to the Restricted Stock Unit Grant Notice “Grant Notice”) and this Restricted Stock Unit Agreement and in consideration of your services, Encore Capital Group, Inc. (the “Company”) has awarded you a restricted stock unit award (the “Award”) under its 2013 Incentive Compensation Plan (as amended, the “Plan”) for the number of shares of the Company’s Stock as indicated in the Grant Notice. Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Defined terms not explicitly defined in this Restricted Stock Unit Agreement shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Restricted Stock Unit Agreement and the Plan, the terms of the Plan shall control.

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree that the details of your Award are as follows:

1. VESTING. The shares underlying the A ward shall vest immediately upon grant.

2. NUMBER OF SHARES. The number of shares subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

3. SECURITIES LAW COMPLIANCE. You may not be issued any shares under your Award unless the shares are either: (i) then registered under the Securities Act of 1933; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act of 1933. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

4. LIMITATIONS ON TRANSFER. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Restricted Stock Unit Agreement. After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws.

5. DIVIDEND EQUIVALENTS You shall be entitled to receive payments equal to any cash dividends, stock dividends, and/or any other distributions paid with respect to a corresponding number of shares covered by your Award, at the same time and in the same manner as such payments are made to shareholders of the Company’s Stock.

6. DATE OF ISSUANCE.

(a) The Company will deliver to you a number of shares of the Company’s Stock equal to the number of vested shares subject to your Award no later than the 10th day immediately following the date that you are no longer serving as a member of the Board; provided, however, that if the Company determines that you are subject to its policy regarding insider trading of the Company’ s stock or you are otherwise prohibited from selling shares of the Company’s stock in the public market and any shares of Stock subject to your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, or a day when you are prohibited from selling shares of the Company’ s stock in the public market and the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable within the next open “window period” applicable to you pursuant to such policy or the next day when you are not prohibited from selling shares of the Company’s Stock in the public market; provided, however, that the delivery of the shares shall not be delayed pursuant to this provision beyond the later of: (a) December 31st of the same calendar year of the Original Distribution Date, or (b) the 15th day of the third calendar month following the Original Distribution Date.

(b) (b) Notwithstanding the foregoing, if at the time the shares would otherwise be issued to you as a result of your “separation from service” (as such term is used under Internal Revenue Code Section 409A and the regulations promulgated thereunder (“Code Section 409A”), and you are subject to the distribution limitations contained in Code Section 409A applicable to “specified employees” (as defined under Code Section 409A), then share issuances to you as a result of your separation from service shall not be made before the date which is 6 months following the date of your separation from service, or, if earlier, the date of your death that occurs within such 6-month period.

7. RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

8. CLAWBACK. Notwithstanding anything contained in this Restrictive Stock Unit Agreement to the contrary, if it is determined, in the sole discretion of the Board by the affirmative vote of not less than a majority of the entire membership of the Board but excluding you (the “Voting Members”), by a resolution duly adopted by the Voting Members, that you have not earned all or a portion of the Award due to your acting or failing to act in the Company’s best interests during your tenure on the Board or as a result of your failure to complete a full term of Board service for any reason, then the Award or any portion thereof as determined by the Voting Members shall as of the date of the adoption of such resolution be subject to forfeiture and all of your rights to or with respect to such forfeited Award shall terminate.

9. WITHHOLDING OBLIGATIONS (IF APPLICABLE).

(a) On or before the time you receive a distribution of shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and/or any other amounts payable to you, provided that any such withholding will not be in excess of the minimum statutory withholding requirement, and otherwise agree to make adequate provision for any sums required to satisfy the federal , state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. If permissible under applicable law, the Company may, in its sole discretion: (i) sell or arrange for the sale, on your behalf, of shares acquired by you to meet the withholding obligation and/or (ii) withhold in shares, provided that only the amount of shares necessary to satisfy the minimum withholding amount are withheld . The Company also reserves the right to require that you assume liability for any tax- and/or social insurance-related charges that may otherwise be due by the Company or an Affiliate with respect to the Award, if the Company determines in its sole discretion that such charges may legally be transferred to you. To the extent that liability for any such charges is transferred to you, such charges will be subject to the applicable withholding methods set forth in this Section 9.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, as determined by the Company in its sole discretion, the Company shall have no obligation to issue the shares of Stock subject to your Award.

10. UNSECURED OBLIGATION. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Restricted Stock Unit Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Restricted Stock Unit Agreement until such shares are issued to you pursuant to Section 6 of this Restricted Stock Unit Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Restricted Stock Unit Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

11. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, 5 days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to anyone or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

13. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your A ward, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

14. SEVERABILITY. If all or any part of this Restricted Stock Unit Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Restricted Stock Unit Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Restricted Stock Unit Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. EFFECT ON OTHER EMPLOYMENT BENEFIT PLANS. The value of the Award subject to this Restricted Stock Unit Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16. AMENDMENT. This Restricted Stock Unit Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Restricted Stock Unit Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Restricted Stock Unit Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Restricted Stock Unit Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

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